EXHIBIT 21



FIRSTENERGY CORP.

LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 1997



Ohio Edison Company - Incorporated in Ohio

The Cleveland Electric Illuminating Company - Incorporated in
Ohio

The Toledo Edison Company - Incorporated in Ohio

Centerior Service Company - Incorporated in Ohio

Centerior Properties Company - Incorporated in Ohio

Centerior Enterprises Corporation - Incorporated in Delaware

FirstEnergy Trading and Power Marketing, Inc. - Incorporated in
Delaware

FirstEnergy Telecom Corp. - Incorporated in Ohio

FirstEnergy Securities Transfer Company - Incorporated in Ohio

FirstEnergy Services Corp. - Incorporated in Ohio


Statement of Differences
                    -------------------------

Exhibit Number 21, List of Subsidiaries of the Registrant at
December 31, 1997, is not included in the printed document.